FOR RELEASE ON February 14, 2008 at 7:30 a.m. ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Record 2007 Revenues
Surpasses $100 Million Milestone
Revenues Up 49% Over 2006
SCOTTSDALE, Ariz., February 14, 2008 — TASER International, Inc. (Nasdaq: TASR) a market leader in advanced electronic control devices today reported financial results for the fourth quarter of 2007 and the year ended December 31, 2007.
For the fourth quarter of 2007 revenues were $31.0 million, the highest quarterly revenue in the Company’s history and a 61% increase over the same quarter of the prior year. Revenue generation also improved sequentially as revenues in the fourth quarter of 2007 increased by $2.5 million over the third quarter of 2007. Income from operations for the fourth quarter was $7.2 million, a 90% increase compared with $3.8 million in the prior year period. Net income and basic and diluted earnings per share for the fourth quarter of 2007 were $4.7 million and $0.07, respectively.
Revenue for 2007 was a record $100.7 million, compared to revenue of $67.7 million in 2006, an increase of 49%. On a sequential basis, revenue increased every quarter throughout 2007. Net income and diluted earnings per share for 2007 were $15.0 million and $0.23, respectively. As of December 31, 2007 the Company increased its total cash, cash equivalents and investments to a balance of $60.3 million compared to $47.8 million at December 31, 2006.
Significant events in the fourth quarter of 2007 include:
1.	A number of significant sales orders were received and shipped to law enforcement agencies in the United States during the fourth quarter. The orders were from both new agencies deploying TASER® technology and from agencies continuing to expand the use of TASER electronic control devices (ECDs) to their first responders. Several of the more significant orders announced during the quarter include the Houston Police Department (TX), Jacksonville Sheriff’s Office (FL), City of Cleveland Division of Police (OH), Kansas Highway Patrol in Topeka (KS), Knox County Sheriff’s Office in Knoxville (TN), San Bernardino Police Department (CA) and San Jose Police Department (CA).

2.	International sales continue to grow and accounted for approximately $3.0 million or 10% of our total sales in the fourth quarter. For 2007, international sales were approximately $15.0 million of total sales, or 15%.

3.	A third party independent article posted on physicsworld.com addressed a study led by the UK Defense Science and Technology Laboratory (DSTL) of the effect of TASER® Electronic Control Devices (ECDs) on human and animal hearts. The study concluded that the TASER ECDs are unlikely to harm the human heart. The study, “Electromagnetic modeling of current flow in the heart from TASER devices and the risk of cardiac dysrhythmias,” was published November 23, 2007 in the electronic journal of Physics in Medicine and Biology hosted by Institute of Physics (http://www.iop.org/EJ/abstract/0031-9155/52/24/001/). The work was completed by researchers in the United Kingdom and involved laboratory experiments and computer simulations. The team concluded that the electrical discharge from the TASER ECD is not enough to cause the human heart to beat irregularly, consistent with a large and growing body of evidence from other human studies.

4.	Three (3) more product liability suits were dismissed during fourth quarter representing a total of sixty-one (61) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company through year end. Overall we have seen a reduction in the rate of new litigation as well as pending litigation in 2007.
In addition, the Company introduced three revolutionary new products in 2007. In January of 2007, the Company introduced the new TASER C2 Personal Protector™ at the Consumer Electronics Show. The C2 began commercial shipments in July of 2007, reinvigorating the Company’s focus on the consumer personal safety market. The eXtended Range Electronic Projectile™ (XREP™) and the Shockwave™ area denial system were both debuted at the Company’s annual TASER Conference in August. The XREP is expected to begin shipping to field trials by the end of the first quarter of 2008 and revenue shipments are expected to begin by year end, pending field trial results. The Shockwave is expected to begin shipping to field trials in the second quarter of 2008, with product sales scheduled to begin before year end 2008 as well.
“Fiscal 2007 was a landmark year for TASER that included reaching several significant milestones,” stated Rick Smith, Chief Executive Officer of TASER International, Inc. “We have broken through $100 million in annual revenues for the first time and consistently increased our sales on a quarterly basis throughout 2007. Additionally, we worked to improve our operating margins and to strengthen the balance sheet, particularly our cash position. Our record year was the result of intense focus on building market-defining products and increasing our domestic and international market penetration. Most importantly, we continue to advance our state-of-the-art technology, enhancing our capability to protect life.”
The Company will host its fourth quarter 2007 earnings conference call on Thursday, February 14, 2008 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-888-396-2369 or 1-617-847-8710 for international callers. The pass code is 13777146 for both numbers.
About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.
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TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	December 31, 2007	December 31, 2006

Net Sales	$31,028,581	$19,287,548

Cost of Products Sold:
Direct manufacturing expense	10,662,861	5,437,872
Indirect manufacturing expense	3,183,012	1,647,912

Total Cost of Products Sold	13,845,873	7,085,784

Gross Margin	17,182,708	12,201,764

Sales, general and administrative expenses	8,742,218	7,698,009
Research and development expenses	1,209,950	704,744

Income from Operations	7,230,540	3,799,011

Interest and other income, net	699,165	597,124

Income before income taxes	7,929,705	4,396,135
Provision for income taxes	3,251,029	2,079,107

Net Income	$4,678,676	$2,317,028

Income per common and common equivalent shares
Basic	$0.07	$0.04
Diluted	$0.07	$0.04

Weighted average number of common and common equivalent shares outstanding
Basic	63,167,732	61,928,730
Dilted	66,328,255	64,752,109

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Twelve Months Ended
	December 31, 2007	December 31, 2006
Net Sales	$100,727,191	$67,717,851

Cost of Products Sold:
Direct manufacturing expense	31,507,727	18,296,039
Indirect manufacturing expense	11,609,696	6,242,751

Total Cost of Products Sold	43,117,423	24,538,790

Gross Margin	57,609,768	43,179,061

Sales, general and administrative expenses	32,814,170	29,680,764
Research and development expenses	4,421,596	2,704,521
Shareholder litigation settlement expense	—	17,650,000

Income (loss) from Operations	20,374,002	(6,856,224)

Interest and other income, net	2,152,238	1,872,645

Income (loss) before income taxes	22,526,240	(4,983,579)
Provision (credit) for income taxes	7,499,764	(895,900)

Net Income (loss)	$15,026,476	$(4,087,679)

Income (loss) per common and common equivalent shares
Basic	$0.24	$(0.07)
Diluted	$0.23	$(0.07)

Weighted average number of common and common equivalent shares outstanding
Basic	62,621,174	61,984,240
Diluted	65,685,667	61,984,240

TASER International, Inc.
Balance Sheets
(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Current Assets
Cash and cash equivalents	$48,800,287	$18,773,685
Short-term investments	2,501,152	3,557,289
Accounts receivable, net	11,691,553	10,068,049
Inventory	13,506,804	9,257,746
Prepaids and other assets	4,318,661	2,164,002
Current deferred income tax asset	15,608,325	12,295,493

Total Current Assets	96,426,782	56,116,264
Long-term investments	9,006,493	25,477,574
Property and equipment, net	23,599,680	20,842,632
Deferred income tax asset	6,564,159	15,868,719
Intangible assets, net	1,925,139	1,532,500
Long-term Prepayments	81,203	—

Total Assets	$137,603,456	$119,837,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of capital lease obligations	$19,257	$45,214
Accounts payable and accrued liabilities	10,088,139	6,789,474
Current deferred revenue	1,694,644	1,037,441
Deferred insurance settlement proceeds	404,848	509,067
Customer deposits	266,728	171,492
Litigation settlement liabilities	—	9,750,000

Total Current Liabilities	12,473,616	18,302,688
Capital lease obligations, net of current portion	11,695	30,974
Deferred revenue, net of current portion	3,541,267	1,975,489
Liability for unrecorded tax benefits	940,128	—
Other liabilities	—	199,999

Total Liabilities	16,966,706	20,509,150

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock	635	622
Additional paid-in capital	86,911,381	80,629,659
Treasury stock	(2,208,957)	(2,208,957)
Retained earnings	35,933,691	20,907,215

Total Stockholders’ Equity	120,636,750	99,328,539

Total Liabilities and Stockholders’ Equity	$137,603,456	$119,837,689

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Year Ended
	December 31, 2007	December 31, 2006
Net income (loss)	$15,026,476	$(4,087,679)
Depreciation and amortization	2,521,237	2,096,595
Stock-based compensation expense	1,387,966	1,138,845
Net cash provided by operating activities	13,922,833	7,481,822
Net cash provided (used) by investing activities	13,005,236	(3,555,933)
Net cash provided (used) by financing activities	3,098,533	(1,504,113)
Cash and Cash Equivalents, end of period	$48,800,287	$18,773,685
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